Exhibit 23.4

                                December 12, 2000

Capitol Bancorp Ltd.
200 Washington Square North, Fourth Floor
Lansing, MI 48933

     RE:  MUSKEGON COMMERCE BANK AND KENT COMMERCE BANK

Gentlemen:

     JMP Financial, Inc. hereby consents to your including a copy of the fairness opinion in the proxy statement/prospectus with regards to Muskegon Commerce Bank and Kent Commerce Bank and to the reference to this firm in the proxy statement/prospectus as financial advisor to Muskegon Commerce Bank and Kent Commerce Bank and under the caption "Opinion of Financial Adviser".

                                        Very truly yours,

                                        /s/ JMP Financial, Inc.